Exhibit 107.1

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Viatris Inc.

(Exact Name of Registrant as Specified in Its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.01 per share	Other	60,000,000 (1)	$10.29 (2)	$617,400,000 (2)	$92.70 per $1,000,000	$57,232.98
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A
	Total Offering Amounts					$617,400,000		$57,232.98
	Total Fees Previously Paid							N/A
	Total Fee Offsets							N/A
	Net Fee Due							$57,232.98

(1)

In addition to the shares set forth in the table, in accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the registration statement shall include an indeterminate number of shares of common stock of Viatris Inc. that may be issued or become issuable in connection with stock splits, stock dividends, recapitalizations or similar events.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low prices of the common stock of Viatris Inc. as reported on the NASDAQ Stock Market on May 3, 2022.